Exhibit 10.57

Nuvelo, Inc. Base Salaries for Named Executive Officers Effective August 1, 2006.

Name and Title	Base Salary
Ted W. Love, Chairman and CEO	$650,000
Michael D. Levy, Senior Vice President Research and Development	$410,000
Lee Bendekgey, Senior Vice President Legal and General Counsel	$357,000
Gary S. Titus, Vice President of Finance and Chief Accounting Officer	$258,750